Exhibit 18.1
November 7, 2008
Diodes Incorporated
15660 North Dallas Parkway
Dallas, Texas 75248
Ladies and Gentlemen:
At your request, we have read the description in Note A of your interim consolidated financial statements included in the Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2008, of the facts relating to the change in the date of the goodwill annual impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Diodes Incorporated (the “Company”), that the accounting change in the date of the goodwill annual impairment test described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
With regard to the aforementioned accounting change, it should be recognized that professional standards have not been established for evaluating the preferability of one acceptable method of accounting over another method. Accordingly, we are furnishing this letter solely for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.
We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2007.
Very truly yours,
/s/ Moss Adams LLP